PRIVATE ARBITRATION PROCEEDINGS
James J. McMonagle, Panel Chair
David L. Beckman, Panel Member
J. Michael Monteleone, Panel Member

In the Matter of Arbitration Between:

CEDAR FAIR, L.P. Employer	)	
	)	**<u>FINDINGS AND AWARD</u>**
JACOB "JACK" FALFAS Employee	)	

IN ACCORDANCE with Section 19 of the applicable Employment Agreement of 2007 which automatically renewed for a period of three years commencing December 1, 2009, the undersigned arbitrators make the following findings and award:

WHEREAS, the undersigned arbitrators have duly entered upon their duties and have heard the proofs and allegations of the parties, and

WHEREAS, Employer claims that Employee voluntarily resigned his position as Chief Operations Officer of the Employer, and

WHEREAS, Employee claims that he did not resign, nor was he terminated in accordance with the terms of the agreement, and further claims that the Employer breached the covenant of good faith and fair dealing implicit in the Employment Agreement,

NOW, THEREFORE, IN ACCORDANCE WITH THE APPLICABLE LAWS AND THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, THE ARBITRATION PANEL MAKES THE FOLLOWING FINDINGS AND AWARDS AS FOLLOWS:

1. We find that the facts establish that Mr. Falfas was terminated for reasons other than cause, and that the facts fail to establish resignation.

EXHIBIT C

2. Pursuant to the authority vested in this Arbitration Panel, we find that equitable relief is needed to restore the parties to the positions they held prior to the breach of the Employment Agreement by the Employer. Accordingly, we direct the Employer to reinstate Jacob "Jack" Falfas to the position he held prior to his wrongful termination, and to pay back pay and other benefits he enjoyed under the Employment Agreement, as if the employment relationship had not been severed.

3. Additionally, we direct the Employer to reimburse Mr. Falfas "for reasonable costs, expenses, and attorney's fees" incurred by him in accordance with Section 19 (c) of the Employment Agreement.

FOR THE ARBITRATION PANEL:

J. Michael Monteleone

David L. Beckman

I dissent:

James J. McMonagle, Chair

DATE: February 28, 2011